Exhibit 10.170

LANDLORD’S AGREEMENT

THIS LANDLORD’S AGREEMENT (“Agreement”) is made and entered into as of June 2, 2017 by and among CAROLYN HOLDINGS LLC, a New York limited liability company (“Landlord”), TWINLAB CONSOLIDATED HOLDINGS, INC., a Nevada corporation (“Company”), and MIDCAP FUNDING X TRUST, a Delaware statutory trust, as successor-by-assignment from MidCap Financial Trust, as Agent (together with any successors and assigns, in such capacity, “Agent”).

A.     Landlord is the owner of the real property located at 70 Carolyn Boulevard, Farmingdale, New York (the “Real Property”), and Landlord has entered into that certain Agreement of Lease dated as of June 2, 2017 with Company (together with all amendments and modifications thereto, the “Lease”), pursuant to which, among other things, Landlord has leased to Company the Real Property as more fully described therein (the “Premises”).

B.     Agent and certain lenders (collectively, the “Lenders”) have entered into or are entering into certain financing transactions with Company, Twinlab Consolidated Holdings, Inc., a Nevada corporation, Twinlab Consolidation Corporation, a Delaware corporation, Twinlab Holdings, Inc., a Michigan corporation, ISI Brands Inc., a Michigan corporation, Twinlab Corporation, a Delaware corporation, and Nutrascience Labs IP Corporation, a Delaware corporation, Organic Holdings LLC, a Delaware limited liability company, Reserve Life Organics, LLC, a Delaware limited liability company, Resvitale, LLC, a Delaware limited liability company, Re-Body, LLC, a Delaware limited liability company, Innovitamin Organics, LLC, a Delaware limited liability company, Organics Management LLC, a Delaware limited liability company, Cocoawell, LLC, a Delaware limited liability company, Fembody, LLC, a Delaware limited liability company, Reserve Life Nutrition, L.L.C., a Delaware limited liability company, Innovita Specialty Distribution, LLC, a Delaware limited liability company, and Joie Essance, LLC, a Delaware limited liability company (together with any additional parties who may from time to time be “Borrowers” under the Credit and Security Agreement dated as of January 22, 2015 (as amended, modified and restated from time to time) by and among Agent, the Lenders and Company, collectively, “Borrowers”), and to secure such financing, Borrowers have granted to Agent a security interest in and lien upon certain of the tangible and intangible property owned by Borrowers, including, without limitation, all of the accounts, accounts receivable, general intangibles, payment intangibles, goods, machinery, equipment, furniture and fixtures owned by Borrower, together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing owned by Borrower (collectively, the “Collateral”). As used in this Agreement, the term “Borrower’s Property” shall mean the inventory, trade fixtures and tangible personal property owned by Borrower that is located at the Premises.

NOW, THEREFORE, in consideration of any financial accommodation extended by Agent and the Lenders to Borrowers at any time, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Landlord acknowledges that, as of the date hereof, (a) a true and correct copy of the Lease as in effect as of the date hereof is attached hereto as Exhibit A and (b) the Lease has not been assigned by Landlord, modified, supplemented or amended in any way and, to Landlord’s actual knowledge, is in full force and effect.  As of the date hereof, Landlord is not aware of any existing default under the Lease by Company.

2.     Landlord agrees to provide Agent with (a) a copy of any cancellation, amendment, consent, or waiver under the Lease, and (b) written notice of any default or breach by Company or claimed default or breach under the Lease that Landlord sends to Company (a “Default Notice”) at the same time as it sends such notice to Company.  Agent shall not be under any obligation to cure any default by Company under the Lease. No action by Agent pursuant to this Agreement shall constitute or be deemed to be an assumption by Agent of any obligation under the Lease, and, except as provided under Paragraphs 6 and 8 below, Agent shall not have any obligation to Landlord.

3.     Company has not granted Landlord any lien or security interest in any assets of Company that remains in effect, including, without limitation, the Collateral. Landlord has been advised that Agent has a lien on the Collateral and, until such time as the obligations of Borrowers to Agent and the Lenders are indefeasibly paid in full and the commitments of the Agent and Lenders to extend credit have terminated, to the extent Agent has a perfected security interest in such Collateral, Landlord (a) agrees not obtain a security interest in or consensual lien on such Collateral (except as provided in clause “(b)” of this Paragraph 3), and (b) except pursuant to a judgment lien obtained pursuant to judicial process available to an unsecured creditor, waives and agrees not to distrain, levy upon or take possession of any such Collateral or to assert any landlord lien, right of distraint, setoff or other comparable right against the Collateral; provided that nothing in this Agreement is intended to or shall restrict Landlord’s remedies under or in connection with the Lease including, without limitation, for regaining possession of the Premises (subject to the agreements and rights and remedies of Agent and Lenders provided in this Agreement) or Landlord’s right to receive and retain any amounts previously or hereafter paid to or for the benefit of Landlord under the Lease.

4.     Company hereby agrees that Landlord shall have no liability to Company or any other Borrowers for action or inaction taken by Landlord in good faith in an effort to comply with the provisions of this Agreement.

5.     Landlord agrees that the Collateral may be stored, utilized, maintained and/or installed at the Premises and shall not be deemed a fixture or part of the real estate but shall at all times be considered personal property, whether or not any Collateral becomes so related to the real estate that an interest therein would otherwise arise under applicable law. Notwithstanding any other provision of this Agreement to the contrary, Agent expressly acknowledges and agrees that the Collateral shall not include any plumbing and electrical systems, HVAC units and related distribution systems, other core building systems, parking lot poles and such materials and other goods that form part of the Premises, as opposed to the operation of Company’s business (such as the Company’s trade fixtures, the Company hereby advising the Landlord that generally the Company does not intend to improve the Premises).

6.     Prior to a termination of the Lease, Agent, its representatives and agents or potential purchasers may enter upon the Premises, at reasonable times upon reasonable prior notice to Landlord, to inspect or remove any or all of the Collateral, including, without limitation, by private sale pursuant to the provisions of paragraph 8 below and Landlord shall use commercially reasonable efforts not to hinder Agent’s actions in enforcing its security interest and liens on the Collateral; provided that Agent and its representatives shall use commercially reasonably efforts to minimize interference to any activities being conducted by Landlord, or any person or entity claiming by, through or under Landlord. Agent shall promptly repair, at Agent’s expense, any physical damage to the Premises actually caused by or through Agent as a result of its activities at the Premises or the removal of any Collateral from the Premises. Agent shall not be liable for any diminution in value of the Premises caused by the absence of Collateral actually removed or by any necessity of replacing the Collateral, and Agent shall have no duty or obligation to remove or dispose of any Collateral or any other property left on the Premises by Company.

7.     To the extent that Landlord has the legal right to do so (and, by Company’s acceptance below, such legal right is hereby irrevocably granted to Landlord by Company), Landlord agrees to grant to Agent prompt and reasonable access to the Premises to the same extent provided to Company under the Lease in order for Agent to have access to and inspect or remove any or all of the Collateral, specifically including the books and business records of Company (together with the computer programs, equipment, software and data necessary to access and maintain such books and business records) which evidence or are otherwise necessary to establish, verify or collect upon the Collateral.

8.     Upon a termination of the Lease (other than its scheduled expiration by its own terms), Landlord shall provide written notice to Agent of such termination (a “Termination Notice”) and shall permit Agent and its representatives and invitees use of the Premises for the purposes of inspecting, repossessing, removing and otherwise dealing with the Collateral, and Agent may advertise and conduct private sales of the Collateral at the Premises; provided, however, that (a) such period of use (the “Disposition Period”) shall not exceed thirty (30) days following receipt by Agent of a Termination Notice (subject to tolling and extension as provided in Paragraph 9 below), (b) for the actual period of occupancy by Agent, Agent will pay to Landlord the fees and other amounts that are enumerated in Sections 43(a), (c) and (d) of the Lease and due under the Lease pro-rated on a per diem basis determined on a thirty (30) day month, and shall provide and retain liability and property insurance coverage, electricity and heat to the extent required of the Company by the Lease, and (c) subject to the provisions of clauses (b) and (c) above, Landlord shall use commercially reasonable efforts not to hinder Agent’s actions in enforcing its security interest and liens on the Collateral. If Agent conducts a private sale of the Collateral at the Premises, Agent shall use reasonable efforts to notify Landlord first and to hold such sale in a manner which would not unreasonably disrupt Landlord’s or any other tenant’s use of the Premises. Agent shall promptly repair, at Agent’s expense, any physical damage to the Premises actually caused by or through Agent as a result of its activities at the Premises or the removal of any Collateral from the Premises. Agent shall not be liable for any diminution in value of the Premises caused by the absence of Collateral actually removed or by any necessity of replacing the Collateral, and Agent shall have no duty or obligation to remove or dispose of any Collateral or any other property left on the Premises by Company.

9.     (a)     If, during the Disposition Period, there exists both (x) an order, injunction or stay (other than in a proceeding commenced by Agent or any Lender) which prohibits Agent from exercising any of its material rights hereunder and (y) an order or injunction or stay not initiated by Agent which prohibits Landlord from regaining possession of the Premises from the Company, and provided Agent is timely appealing such order or is using commercially reasonable efforts to lift the injunction or stay that prohibits Agent from exercising its rights, as applicable, then, at Agent’s option (upon notice to Landlord promptly after Agent becomes aware of such order, injunction or stay), the expiration of the Disposition Period shall be tolled during the period of such prohibition and shall continue thereafter for the number of days remaining in the Disposition Period; provided, however, that with respect to such period of tolling, no amounts shall be due, payable or accrue with respect to Agent under clause (b) of Section 8 hereof.

10.     (b)     If, during the Disposition Period, there exists an order, injunction or stay (other than in a proceeding commenced by Agent or any Lender) which prohibits Agent from exercising any of its material rights hereunder but no order, injunction or stay which prohibits Landlord from regaining possession of the Premises from the Company, and provided Agent is timely appealing such order or is using commercially reasonable efforts to lift the injunction or stay that prohibits Agent from exercising its rights, as applicable, then, at Agent’s option (upon notice to Landlord promptly after Agent becomes aware of such order, injunction or stay), the Disposition Period shall be extended (on the terms set forth in Section 8 including, without limitation, the requirement that the Agent pay the amounts described in clause (b) thereof) for an additional thirty (30) days (for the avoidance of doubt, under this provision the Disposition Period shall not exceed sixty (60) days in the aggregate).All notices hereunder shall be in writing, sent by overnight courier, certified mail, return receipt requested, to the respective parties and the following addresses:

If to Agent at:

MidCap Funding X Trust

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 200

Bethesda, MD 20814

Attn:  Portfolio Mgt. – Twin Labs Loan

With a copy to:

MidCap Funding X Trust

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 200

Bethesda, MD 20814

Attn:  General Counsel

If to Company at:	Twinlab Consolidated Holdings, Inc. c/o Twinlab Consolidation Corporation 4800 T-Rex Avenue Suite 305 Boca Raton, Florida 33431 Attention: Al Gever, CFO Facsimile: (561) 443-2821

If to Landlord at:

Carolyn Holdings LLC

c/o Jonathan Greenhut

43 Hunting Hollow Court

Dix Hills, NY 11746

with a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention:    James P. Godman, Esq.

11.     Miscellaneous. This Agreement may be executed in any number of several counterparts, shall be governed and controlled by, and interpreted under, the laws of the State of New York, without regard to internal laws of conflicts, and shall inure to the benefit of and be binding upon Agent, the Lenders, Company, Landlord and their respective successors and assigns (including any transferees of the Premises).

[Signature page follows]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this agreement constitute an agreement executed under seal, each of the parties have caused this Landlord’s Agreement to be executed under seal the day and year first above mentioned.

COMPANY:	TWINLAB CONSOLIDATED HOLDINGS, INC., a Nevada corporation

By: /s/ Alan S. Gever Name: Alan S. Gever Title: CFO / COO

LANDLORD:	CAROLYN HOLDINGS LLC, a New York limited liability company

By: /s/ Jonathan Greenhut Name: Jonathan Greenhut Title: Managing Member

AGENT:	MIDCAP FUNDING X TRUST, a Delaware statutory trust, as successor-by-assignment from MidCap Financial Trust

By: Apollo Capital Management, L.P., its investment manager By: Apollo Capital Management GP, LLC, its general partner By: /s/ Michael Levin Name: Michael Levin Title: Authorized Signatory

Signature Page to Landlord’s Agreement